INVESTOR CONTACT:
Lippert/Heilshorn & Associates, Inc.
Don Markley
dmarkley@lhai.com
(310) 691-7100

Genesis Biopharma Appoints William H. Andrews Ph.D. to Board of Directors

LOS ANGELES (March 17, 2011) – Genesis Biopharma, Inc. (OTC/BB: GNBP), a biotechnology company developing targeted cancer therapies, today announced it has appointed William H. Andrews Ph.D. to its Board of Directors.  Dr. Andrews has three decades experience in biotechnology research and development, and is currently President and Chief Executive Officer of Sierra Sciences, LLC, a company he founded in 1999.

“Dr. Andrews brings a wealth of scientific expertise and professional experience to Genesis Biopharma,” said Anthony J. Cataldo, President and Chief Executive Officer. “His background in the clinical and regulatory development of drug candidates, as well as in building a successful business, makes him an excellent fit with the Company’s new leadership team.  In the last few weeks we have made significant progress in building Genesis Biopharma’s Board and senior management, and I believe we are well-positioned to grow the Company through further development of our monoclonal antibody technology, leveraging our research collaborations, and exploring new strategic opportunities.”

Prior to founding Sierra Sciences Dr. Andrews was director of technology development for EOS Biotechnology.  Previously he served as director of molecular biology at both Geron Corporation and Codon Corporation.  While at Geron from 1992 to 1997, Dr. Andrews was one of the principal discoverers of both the RNA and protein components of human telomerase and was awarded 2nd place as "National Inventor of the Year" by the Intellectual Property Owners Association in 1997 for this work. He is presently a named inventor on 43 U.S. issued telomerase patents.  He received his doctorate in Molecular and Population Genetics from the University of Georgia.

Last month the Company announced the appointment of Dr. L. Stephen Coles to the Board, in addition to the earlier Board appointments of Mr. Cataldo and Chief Financial Officer Michael Handelman.  The Genesis Biopharma Board now consists of 4 members, including 2 independent Directors. Also, the Company announced last week that it had named Marvin S. Hausman M. D. as Chief Science Officer.

About Genesis Biopharma, Inc.
Genesis Biopharma, Inc. is a development-stage biotechnology company engaged in the development of targeted cancer therapies.  For more information about the company, visit www.genesis-biopharma.com.

Forward-Looking Statements
The foregoing press announcement contains forward-looking statements that can be identified by such terminology as "expect," "potential," "suggests," "bodes," "may," "should," "could" or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements.  In particular, management's expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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